JOINT FILING AGREEMENT
Pursuant to Rule 13d-1(k)(1) promulgated pursuant to the Securities Exchange Act of 1934, as amended, the undersigned agree that the attached Schedule 13D/A is being filed on behalf of each of the undersigned.
Dated: March 15, 2010
VENROCK ASSOCIATES
By: A General Partner
VENROCK ASSOCIATES III, L.P.
By: Venrock Management III, LLC
Its: General Partner
VENROCK MANAGEMENT III, LLC
VENROCK ENTREPRENEURS FUND III, L.P.
By: VEF Management III, LLC
Its: General Partner
VEF MANAGEMENT III, LLC

By:	David L. Stepp
	Name:	David L. Stepp
	Title:	Authorized Signatory